ARTICLES OF INCORPORATION

OF

China Bull Management Incorporation

The undersigned natural persons acting as incorporators of a corporation (the "Incorporation") under the provisions of the Wyoming Business Corporation Act, (W.S. 17-16-101 through 17-16-1804) and Registered Offices and Agents Act (W.S. 17-28-101 through 17-28-111) since January 1, 2017, before that this entity was under Chapter 78 of the Nevada Revised Statutes, since December 17, 2010 to December 31, 2016.

ARTICLE 1. NAME

The name of the Incorporation is China Bull Management Inc.

ARTICLE 2. PURPOSES

The Incorporation shall have the purpose of engaging in any lawful business activity.

ARTICLE 3. INITIAL RESIDE OFFICE

The company name and address of the initial resident agency of China Bull Management Inc. was Mark Stapleton, whose registered office is located at 412 N Main Street STE 100, Buffalo, WY 82834.

ARTICLE 4. AUTHORIZED SHARES

The aggregate number of shares that the Incorporation shall have the authority to issue is unlimited shares of common stock with a par value of $0.00 per share.

ARTICLE 5. DIRECTORS

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1). The first Board of Directors shall be one (1) in number and the name and post office address of this Director is:

   Andrew Chien

665 Ellsworth Avenue

New Haven, CT 06511

ARTICLE 6. DISTRIBUTIONS

The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

ARTICLE 7. RELEASE AND INDEMNIFICATION

The Incorporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim. The Incorporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims.

ARTICLE 8. INCORPORATOR

The name and address of the incorporator of the Corporation is as follows:

Andrew Chien

665 Ellsworth Avenue

New Haven, CT 06511

Executed this on December 17, 2010.

. Revised on December 19, 2016.

/s/Andrew Chien

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Andrew Chien, Incorporator